Exhibit 10.4

May 28, 2015

BY HAND DELIVERY
Antonio Urcelay

Dear Antonio:

This letter shall confirm our mutual understanding that, at the expiration of your current term on October 31, 2015, in the event that you and the Company do not mutually agree to extend your agreement, you shall continue to be employed but placed on garden leave, through December 15, 2015 in order to be available to assist the Company with its transition to a new Chief Executive Officer.

During this forty-five (45) day transition period, you shall retain your current base salary and benefits, and these costs shall be itemized and deducted from the $2,000,000 Retention Bonus payable to you as detailed in the Amendment to your Employment Agreement, dated October 14, 2014, so that this extension is cost-neutral to the Company. Attached is a chart that details the estimated deductions. For the avoidance of doubt, this forty-five day transition period between October 31, 2015 and December 15, 2015 shall not be used or counted towards any other benefits that may be due to you, including but not limited to, the Company contribution to the Supplemental Executive Retirement Plan (SERP) or any prorated portion of the annual incentive that may be due to you for the 2015 fiscal year.

If, after a final accounting of all deductions at the time of your final termination from the Company, either you or the Company is owed any additional amounts, any such additional amounts shall be offset or included in any future post-termination payments that may be due to you pursuant to the October 14, 2014 Amendment. If, for any reason, such reconciliation cannot be made as an offset, you agree to pay any additional amounts required as provided herein, directly to the Company within thirty (30) days of your final termination of employment.

Sincerely,

/s/ Deborah Derby
Deborah Derby
Vice Chairman

Acknowledged and Agreed:

/s/ Antonio Urcelay
Antonio Urcelay

45 Days expenses associated With Antonio Urcelay

Spain Expenses	Monthly	45 days
Salary	83,333 €	125,000 €

Company Social Security cost	1,114 €	1,672 €
Total	84,448 €	126,672 €
USD	$95,350	$143,025

2015 Budget Exchange Rate
	EUR	USD
	1	1.1291